Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
September 19, 2023

Contact:
Ariana Mount
Communications Manager, The Event Company
605.351.0746 / Ariana@TheEventCompanySD.com

bp and High Plains Partners Announce New Joint Venture at High Plains Processing Groundbreaking

MITCHELL, S.D. — Earlier today, High Plains Processing, LLC, a subsidiary of South Dakota Soybean Processors (“SDSP”), along with their project partners, investors and state and local officials, hosted a private groundbreaking ceremony and celebration for their new multi-seed processing facility south of Mitchell, South Dakota, which is being built by SDSP.
During the groundbreaking ceremony, with nearly 300 guests in attendance, High Plains Processing announced a new joint venture between BP Products North America Inc. a subsidiary of BP plc (“bp”) and High Plains Partners, LLC. With this new joint venture, High Plains Partners and bp will be the owners of the High Plains Processing facility. “We are excited to have bp, one of the world’s leading integrated energy companies, as a strategic partner in this new venture. The investment by bp further strengthens our business plan by providing direct access and vision into the rapidly growing renewable fuels market,” said Tom Kersting, Chief Executive Officer of South Dakota Soybean Processors.
Nigel Dunn, SVP biofuels growth at bp, added, “bp is developing high-value, lower-carbon intensity feedstocks for our biofuels business in service of our ambitious plans to grow production to 100,000 barrels a day by 2030. We are delighted to be working together with High Plains Processing in this multiseed crush plant which will form part of our competitively positioned supply chain.”
The $500 million facility is expected to be operational in 2025 and will have the capacity to process 35 million bushels of soybeans annually or the equivalent of one million tons of high-oil content crops. The High Plains Processing facility will provide an economic boost to not only the Mitchell area, but also the entire state of South Dakota while creating an estimated 85 full-time job opportunities and payroll of approximately $5.5 million annually. The strategic joint venture between bp and High Plains Partners is one that will provide long-term benefits to producers

Exhibit 99.1
and communities across South Dakota for years to come. According to South Dakota Governor Kristi Noem, “The new strategic partnership between High Plains Partners and bp will have a monumental impact on not only the Mitchell community, but the entire state of South Dakota. This $500 million project reinforces why South Dakota is the best state in the nation to build and grow a business while also providing opportunities to better our communities."
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ABOUT SOUTH DAKOTA SOYBEAN PROCESSORS
South Dakota Soybean Processors (SDSP) is a limited-liability company headquartered in Volga, South Dakota, that is owned by approximately 2,200 members - most of whom reside in South Dakota and nearby states. Currently, SDSP operates processing facilities in Volga, South Dakota, and near Miller, South Dakota. For more information on SDSP, visit SDSBP.com or connect at 605.627.6100.